Exhibit (a)(1)(E)

From: Subject:	Fidelity Test1 Alerts <Fidelity.Alerts.Test1@fidtest.com> Award Acceptance Confirmation

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FIDELITY STOCK PLAN SERVICES

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Dear First Name, Last Name,

Congratulations on accepting your award.*

You can access your award agreement at any time on NetBenefits®.

Please note that you must accept each award you have been granted. You will receive a confirmation from Fidelity Stock Plan Services each time you accept or decline an award.

If you have questions on your plan, please call a Fidelity Stock Plan Services Representative at 800-544-9354.

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Your company has requested that Fidelity Stock Plan Services LLC., send this important stock plan information to you.

See your plan documents for details regarding the terms and conditions of your plan.

*If you are receiving this notification and you did not initiate the action to accept your grant, your company may have accepted it on your behalf.

Fidelity Stock Plan Services, LLC, provides recordkeeping and/or administrative services to your company’s equity compensation plan, in addition to any services provided directly to the plan by your company or its service providers.

Fidelity Brokerage Services LLC, Member NYSE, SIPC, 900 Salem Street, Smithfield, RI 02917

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